Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into by and between Timothy L. Hassinger (“Hassinger”) and Lindsay Corporation (the “Company”) to become effective on the Effective Date (as defined in Section 14), on the terms and subject to the conditions set forth herein.

RECITALS

WHEREAS, Hassinger currently serves as President and Chief Executive Officer of Company, but has notified the Company’s Board of Directors of his intention to retire from such positions and resign from the Board of Directors, in each case effective December 31, 2020;

WHEREAS, in order to assure access to Hassinger’s unique and valuable services and an effective leadership transition, the Company desires to retain Hassinger as a consultant for a specified consulting period on the terms and conditions set forth herein; and

WHEREAS, Hassinger agrees to provide consulting and transition services to the Company during the specified consulting period on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and covenants contained below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.    Retirement Date. Hassinger’s employment with the Company and his service on the Board of Directors will terminate on December 31, 2020 (the “Retirement Date”).

2.    Final Compensation. Except as specifically provided below, all compensation and benefits shall terminate as of the Retirement Date. Hassinger’s final employee compensation will be calculated and paid in accordance with the Company’s regular payroll practices and policies, less applicable withholdings, and Hassinger’s final paycheck will include a payout of all accrued, unused vacation pay owed, if any (collectively, the “Final Compensation”).

3.    Benefits. Notwithstanding Section 2 above, nothing in this Agreement shall be deemed to limit or affect, or in any way diminish or prevent Hassinger from receiving, the benefits he has or is entitled to under any pension or retirement plan created or maintained by the Company of which he is qualified to be a participant (the “Benefits”). All such Benefits shall be determined by the terms of the applicable plan. Without limiting the generality of the foregoing, Hassinger is entitled to the following:

a.    401(k) Plan. Hassinger is an active participant in the Company’s 401(k) Plan and Hassinger’s vested benefits in such Plan may be left in the Plan, rolled over or paid pursuant to the 401(k) Plan provisions and applicable law.

b.    Group Life Insurance. Hassinger’s life insurance coverage under the Company’s group plan will terminate on the Retirement Date. Hassinger may contact the Company’s life insurance representative to discuss converting this policy to an individual policy.

c.    Long-Term Incentive Plans. Hassinger has participated in the Company’s Long-Term Incentive Plans (the “Long-Term Incentive Plans”). All performance stock units, restricted stock units and stock options awarded to Hassinger under the Long-Term Incentive Plans (“Hassinger LTI Awards”) shall be administered in accordance with the Long-Term Incentive Plans and the award agreements for the Hassinger LTI Awards, except as otherwise specifically provided to the contrary in Section 4.e below. Except as otherwise specifically provided in such Section 4.e, all remaining unvested Hassinger LTI Awards will be forfeited by Hassinger as of the Retirement Date.

d.    Health Insurance Plans and COBRA. Hassinger’s coverage under the Company’s health insurance plans will terminate on the Retirement Date. Thereafter, Hassinger is eligible to elect to continue group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and otherwise to the extent provided by law, subject to COBRA rules and provisions.

4.    Consulting Services. Beginning on January 1, 2021 and continuing thereafter until December 31, 2021 (the “Consulting Period”), Hassinger shall provide consulting and transition services to the Company as reasonably requested by the Company’s Chief Executive Officer (the “Consulting Services”). It is intended that such Consulting Services will consist of mentoring the successor Chief Executive Officer, providing coaching services to the Company’s senior management team and providing other general advice reasonably requested by, and pursuant to, the Company’s Chief Executive Officer’s direction. Hassinger shall use his good faith efforts to perform such services in a customary and professional manner.

a.    Availability. Hassinger agrees to be available to provide up to forty (40) hours per month on average of Consulting Services during the Consulting Period.

b.    Cash Compensation. Hassinger will not receive a cash salary or any periodic consulting fee as compensation for the Consulting Services. Instead, as partial consideration for his Consulting Services and Hassinger’s covenants in Sections 4.c, 8, 10 and 11 below, the Company agrees that Hassinger shall continue to participate in the Company’s Management Incentive Plan for the 2021 Plan Year (the “2021 MIP”) at a target award percentage of 110% as if he were receiving an annualized base salary of $950,000. Any payment to Hassinger under the 2021 MIP (i) shall be subject to the Company’s achievement of the relevant financial performance criteria and performance goals established by the Human Resources and Compensation Committee of the Board of Directors (the “Committee”), (ii) shall be subject to the Company’s achievement, as determined by the Committee, of the relevant strategic goal performance objective(s) established by the Committee, and (iii) shall be paid when payments are made to the other participants in the 2021 MIP.

c.    Post-Termination Covenants. Hassinger acknowledges and agrees that he will continue to be bound by the post-termination covenants in the Proprietary Matters Agreement, dated July 17, 2017, between Hassinger and the Company (the “PMA”), including, without limitation, the covenants in Sections 2, 3 and 4 thereof. In addition, during the Consulting Period, Hassinger shall not be employed or engaged by, or serve as a director or advisor of, any person or entity that (i) directly competes with the Company’s irrigation or infrastructure businesses, or (ii) would otherwise cause interference with Hassinger’s obligations under this Agreement.

d.    Consulting Expenses. During the Consulting Period, Hassinger will be reimbursed for all reasonable business expenses that Hassinger incurs at the request of the Company in performing the Consulting Services for the Company, in accordance with applicable policies and procedures of the Company; provided, however, that such expenses are pre-approved by the Chief Executive Officer of Company and properly submitted and substantiated as requested by the Company.

e.    Hassinger LTI Awards. As additional consideration for the Consulting Services described above and Hassinger’s covenants in Sections 4.c, 8, 10 and 11 of this Agreement, the Hassinger LTI Awards which are outstanding on the Retirement Date shall be treated in the manner provided in Exhibit “A” attached hereto beginning on the Effective Date of this Agreement, which shall be deemed to modify and amend the applicable award agreements for the Hassinger LTI Awards. All remaining unvested Hassinger LTI Awards will be forfeited by Hassinger as of the Retirement Date, except as otherwise specifically provided in Exhibit “A”.

5.    Independent Contractor Status. During the Consulting Period, Hassinger will be performing the Consulting Services as an independent contractor and shall not be treated as an employee of the Company. Hassinger will be responsible for the payment of all federal and state taxes, insurance, and non-reimbursed expenses attributable to his performance of the Consulting Services. During the Consulting Period, Hassinger shall not have the power or authority to contract in the name of the Company or bind the Company in any manner. The Company shall indemnify and hold Hassinger harmless from and against any and all liability, actions, claims, demands, suits, costs, and expenses, including reasonable attorney fees and costs of litigation and/or settlement, asserted against or imposed upon Hassinger and arising, directly or indirectly, from any acts of Hassinger during the Consulting Period. The foregoing sentence shall not apply to any acts of Hassinger during the Consulting Period which exceed and violate the limitations on his power and authority set forth in this Section 5.

6.    Release. Except as otherwise expressly provided in this Agreement, on the Effective Date, Hassinger voluntarily and forever releases the Company, its subsidiaries and affiliates, and their respective current and former shareholders, directors, officers, members, managers, employees, attorneys, representatives and/or agents (collectively, the “Released Parties”), collectively and individually, from any and all claims, damages (including reasonable attorney fees), demands, actions, or causes of action of any kind or nature, whether under contract or tort, whether known or unknown (collectively the “Claims”), that Hassinger, his heirs, executors, administrators, successors, and assigns has, or may have, up to and including the Effective Date, arising out of Hassinger’s employment with the Company and/or the termination of Hassinger’s employment with the Company, including, without limitation, any Claims under any agreement between the parties, any Claim under any arrangement, policy or plan of the Company (except for claims Hassinger may have under this Agreement), or any

Claims under any federal, state or local statutory or common laws, including, without limitation, the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, National Labor Relations Act, Title VII of the Civil Rights Act, Americans with Disabilities Act, Fair Labor Standards Act, Family and Medical Leave Act, Employee Retirement Income Security Act, Nebraska Age Discrimination in Employment Act, Nebraska Wage Payment and Collection Act, Nebraska Fair Employment Practices Act, and any applicable state wage payment laws, all as amended. Hassinger hereby acknowledges and agrees that Hassinger is knowingly and voluntarily releasing and waiving all such Claims that Hassinger has or may have against the Released Parties. Hassinger further promises and covenants not to sue any of the Released Parties on the basis of any of the Claims released by Hassinger as provided in this Section 6.

Except as otherwise expressly provided in this Agreement, the Company voluntarily and forever releases Hassinger from any and all Claims that it or its subsidiaries and affiliates has, or may have, up to and including the Effective Date, arising out of Hassinger’s employment with the Company, and/or the termination of Hassinger’s employment with the Company, including, without limitation, any Claims under any agreement between the parties, any Claim under any arrangement, policy or plan of the Company, or any Claim under any federal, state or local statutory or common laws. The Company hereby acknowledges and agrees that the Company is knowingly and voluntarily releasing and waiving all such Claims that it has or may have against Hassinger. The Company further promises and covenants not to sue Hassinger, or his heirs, executors, administrators, successors, and assigns, on the basis of any of the Claims released by the Company as provided in this Section 6.

7.    No Admission. Hassinger and the Company agree that this Agreement does not constitute an admission by Hassinger or the Released Parties of any violation of any federal, state or local laws, rules or regulations or of any liability under contract or tort theories. Hassinger and the Released Parties specifically disclaim any wrongdoing whatsoever against each other.

8.    Nondisparagement. During the Consulting Period and thereafter, Hassinger agrees not to directly or indirectly make any disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its subsidiaries, any member of the Board of Directors and/or senior management team, the products or services provided or to be provided by the Company or its subsidiaries, the business affairs or the financial condition of the Company or its subsidiaries, or the circumstances surrounding Hassinger’s employment with, or his retirement from, the Company.

During the Consulting Period and thereafter, the Company agrees not to, and will direct its Board of Directors and senior management team not to, directly or indirectly make any disparaging, critical or otherwise detrimental comments to any person or entity concerning Hassinger, his employment with the Company, the conduct of Hassinger or any circumstances surrounding Hassinger’s employment with, or his retirement from, the Company.

9.    Disclosure Obligations, Stock Ownership and Trading Restrictions. Hassinger hereby expressly consents to public disclosure of information regarding Hassinger as required by SEC regulations including, without limitation, disclosure regarding his retirement and the terms of this Agreement. Effective as of the Retirement Date, Hassinger shall cease to be subject to the Company’s stock ownership requirements and trading restrictions (other than such trading restrictions that apply to Company consultants or are imposed by applicable law).

10.    Cooperation. During the Consulting Period and thereafter, Hassinger shall cooperate and assist the Company in any dispute, proceeding or investigation in which the Released Parties may be involved and which involves facts or events that existed or arose during Hassinger’s employment with the Company or which exist or arise during the Consulting Period. The Company shall be responsible for any reasonable expenses incurred by Hassinger as a result of such assistance. To the extent that the time commitment to provide such assistance exceeds the time commitment outlined in Section 4.a. for Consulting Services for the Consulting Period, and, in addition, for any time after the Consulting Period ends, Hassinger will be paid on an hourly basis for such assistance in an amount to be negotiated by the parties at that time.

11.    Return of Property. Hassinger agrees within fourteen (14) days of the Retirement Date or, to the extent that such property is reasonably required for his performance of the Consulting Services, at the end of the Consulting Period or upon demand by the Company, to return to the Company all Company property of every kind, including but not limited to, all computers, laptops, cell phones, manuals, books, keys, access cards, credit cards, calling cards, records, computer passwords, personnel lists, customer lists, and all other lists and other written or printed materials which contain any Confidential Information, as defined in the PMA, belonging to the Company, whether furnished by the Company or prepared by Hassinger or anyone else.

12.    Remedies. Hassinger acknowledges that, as of the Effective Date, he has not initiated any administrative or legal proceeding of any kind against the Released Parties, has not sold, assigned, transferred, conveyed, or otherwise previously disposed of any claim or demand relating to any matter covered by this Agreement or otherwise engaged in any conduct that would be considered a material breach of this Agreement. Hassinger acknowledges and agrees that a material breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there may not be an adequate remedy at law. As such, Hassinger acknowledges and agrees that, in the event of a material breach or threatened or intended material breach of this Agreement by Hassinger, in addition to all other legal and equitable remedies available to it, the Company shall be entitled to injunctive relief to enforce this Agreement. The Company acknowledges that, as of the Effective Date, it has not initiated any administrative or legal proceeding of any kind against Hassinger, has not sold, assigned, transferred, conveyed, or otherwise previously disposed of any claim or demand relating to any matter covered by this Agreement or otherwise engaged in any conduct that would be considered a material breach of this Agreement. The Company acknowledges and agrees that a material breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Hassinger for which there may not be an adequate remedy at law. As such, the Company acknowledges and agrees that, in the event of a material breach or threatened or intended material breach of this Agreement by the Company, in addition to all other legal and equitable remedies available to it, Hassinger shall be entitled to injunctive relief to enforce this Agreement.

The Company shall also be entitled to terminate Hassinger’s Consulting Services and the Consulting Period for Cause (as defined below); provided that prior to such termination for Cause, the Company shall notify Hassinger in writing of its intent to terminate his Consulting Services and the Consulting Period for Cause, shall state the reason and give grounds therefor, and shall give Hassinger twenty (20) days after receipt of such notice to cure such material breach if it is capable of being cured. Upon the effective date of any such termination of Hassinger’s Consulting Services and the Consulting Period for Cause, (i) the Company shall have no further obligations to Hassinger under this Agreement, (ii) he shall not be eligible to receive the 2021 MIP payment described in Section 4.b above, and (iii) he will not be eligible to vest in any of the Hassinger LTI Awards that were eligible to vest after such date in accordance with Exhibit “A”, and the period for Hassinger to exercise any outstanding stock options will end ninety (90) days after the effective date of the Consulting Services and Consulting Period termination.

For purposes of this Section 12, the term “Cause” means (i) any conviction of Hassinger for a felony; (ii) any material breach by Hassinger of this Agreement or the willful failure of Hassinger to comply with any lawful directive of the Chief Executive Officer, or any lawful policy of the Company; or (iii) dishonesty or gross negligence by Hassinger in the performance of the Consulting Services hereunder.

Hassinger shall be entitled to terminate this Agreement prior to December 31, 2021 and shall be entitled to receive the full benefit of all Final Compensation and Benefits as outlined in this Agreement, as if the Agreement had not terminated early, in the event of any material breach by the Company, its Board of Directors, and/or senior management team, of the obligations to Hassinger set forth in this Agreement, including, but not limited to, Section 8 regarding nondisparagement of Hassinger; provided that prior to such a termination, Hassinger shall notify the Company in writing of his intent to terminate this Agreement, shall state the reason and give grounds therefor, and shall give the Company twenty (20) days after receipt of such notice to cure such breach if it is capable of being cured.

13.    Review Period. This Agreement affects the legal rights of the parties. The Company advises Hassinger to consult with an attorney prior to signing this Agreement. Hassinger confirms and acknowledges that he has read and understands this Agreement and that he has signed this Agreement freely and voluntarily with the intent to fully release the Released Parties from any and all Claims. Hassinger further acknowledges that he has been given up to twenty-one (21) days to consider signing this Agreement (the “Review Period”). Hassinger may sign this Agreement before the expiration of the Review Period by signing and delivering to the Company this Agreement and the “Waiver of the 21-Day Review Period” attached hereto as Exhibit “B” and incorporated herein by this reference.

14.    Effective Date and Revocation Period. This Agreement shall become effective and enforceable only if Hassinger retires on December 31, 2020, and executes and delivers to the Company a release in the form of Exhibit “C” attached hereto (the “Release”) on or within twenty-one (21) days after December 31, 2020 and does not deliver a revocation within the Revocation Period (as defined below). This Agreement will not become effective if (i) Hassinger voluntarily terminates his employment with the Company before December 31, 2020, (ii) his employment with the Company is terminated before December 31, 2020 for “Cause,” as such term was defined in the Employment Agreement between the Company and Hassinger executed on July 17, 2017 (provided that prior to such termination for such Cause, the

Company shall notify Hassinger in writing of its intent to terminate his employment for such Cause, shall state the reason and give grounds therefor, and shall give Hassinger until December 31, 2020 to cure such breach if it is capable of being cured), (iii) he fails to execute and deliver the Release to the Company on or before the date provided above, or (iv) he revokes the Release and this Agreement during the Revocation Period.

Hassinger may revoke the Release and this Agreement for a period of up to seven (7) days after he executes the Release, not including the day the Release is signed (the “Revocation Period”). To revoke the Release and this Agreement, Hassinger must give written notice to the Company stating that he wishes to revoke the Release and this Agreement. The written notice must be hand delivered or sent by a nationally recognized overnight courier services or mailed via first class mail, and received by Eric Arneson, General Counsel, no later than midnight on the last (seventh (7th)) day of the Revocation Period. If (i) Hassinger’s employment with the Company is not terminated before December 31, 2020, (ii) he timely delivers an executed Release, and (iii) he does not deliver a revocation during the Revocation Period, this Agreement shall become effective on the date following the expiration of the Revocation Period (the “Effective Date”).

15.    General.

a.    Governing Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Nebraska. Each party agrees that any action by either party to enforce the terms of this Agreement may be brought by the other party in an appropriate state or federal court in Nebraska and waives all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court.

b.    Assignability. This Agreement and the rights, interests and obligations of the Company hereunder shall be assignable by the Company only in connection with a change of control of the Company. Otherwise, this Agreement is not assignable by the Company or Hassinger.

c.    Entire Agreement. This Agreement, including the initial paragraph, the recitals to this Agreement, and the Exhibits to this Agreement, each of which is incorporated herein and made part of this Agreement by this reference, constitutes the entire agreement and understanding of the parties relating to all of the subject matter herein, and supersedes all prior agreements, arrangements and understandings, written or oral between the parties concerning such subject matter; provided, however, (i) any obligations of the Company and Hassinger in the Employment Agreement, dated July 17, 2017, between the Company and Hassinger (the term of which expired on October 16, 2020), which by their terms survive the termination of such Employment Agreement, shall remain in effect; (ii) any post-employment obligations of the Company and Hassinger in the PMA, shall remain in effect; and (iii) any post-employment obligations of the Company in the Indemnification Agreement dated August 17, 2020 between the Company and Hassinger shall remain in effect. This Agreement may not be modified or supplemented except by a written instrument signed by each of the parties.

d.    Reformation. Hassinger and the Company intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provision(s) to such narrower scope as it determines to be enforceable.

e.    Severability. Hassinger and the Company further agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable, and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof.

f.    Designation of Beneficiary. Hassinger may, by written instrument delivered to the Company, designate a beneficiary or beneficiaries to receive any payments to which he may be entitled under this Agreement or any Company benefit programs which become payable following his death, and at any time or from time to time may change such designated beneficiary by similar written instrument, and the Company shall be fully protected in making any such payments to such designated beneficiary. In the event of Hassinger’s death when no such beneficiary designation is in effect, the Company shall make payment of any amounts to which Hassinger was entitled following Hassinger’s death to his personal representative, heirs, devisees or legatees.

g.    Notices. Notices contemplated by this Agreement shall be in writing and shall be deemed given when delivered in person or sent by a nationally recognized overnight courier service or mailed by first class mail, postage prepaid and return receipt requested, or by registered mail, to the Company at 18135 Burke Street, Suite 100, Omaha, Nebraska, 68022, Attention: General Counsel, and to Tim Hassinger at 18135 Burke Street, Suite 100, Omaha, Nebraska, 68022, or to such other address as either party so notifies to the other.

h.    Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement on the date set forth below.

LINDSAY CORPORATION		TIMOTHY L. HASSINGER

By:	/s/ Eric Arneson	/s/ Timothy L. Hassinger
Name:	Eric Arneson
Its:	Senior Vice President
Date:	November 9, 2020	Date: November 9, 2020

EXHIBIT “A”

HASSINGER LTI AWARDS

A.

Continued Vesting of Hassinger LTI Awards Which Are Outstanding on the Retirement Date. The Hassinger LTI Awards that are outstanding on the Retirement Date will continue to vest during the Consulting Period to the same extent they otherwise would have vested had Hassinger remained an employee of the Company during such time, as provided below. Accordingly, Hassinger will be eligible to receive additional vesting in the outstanding Hassinger LTI Awards if he is still providing Consulting Services under the Agreement on the applicable vesting date that occurs during the Consulting Period (or if he has died or suffered a permanent and total disability during the Consulting Period, as set forth below), and Hassinger will forfeit at the end of the Consulting Period any portion of the outstanding Hassinger LTI Awards that do not vest during the Consulting Period.

•

Hassinger’s performance stock units (“PSUs”) granted on 10/22/18, 10/31/19 and 10/26/20 will continue to vest during the Consulting Period based on the Company’s actual performance and will be paid out, if at all, following the end of the applicable three-year performance period to the extent it ends during the Consulting Period.

•

Hassinger’s restricted stock units (“RSUs”) granted on 10/22/18, 10/31/19 and 10/26/20 will continue to vest upon the applicable vesting dates that occur during the Consulting Period and the vested portion will be paid out in accordance with the terms of the applicable Long-Term Incentive Plan.

•	Hassinger’s stock options (“Options”) granted on 10/31/17, 10/22/18, 10/31/19 and 10/26/20 will continue to vest on the applicable vesting dates that occur during the Consulting Period.

•

In the event of Hassinger’s death or permanent and total disability during the Consulting Period, the prorated portions of Hassinger’s PSUs (subject to the performance conditions), RSUs and Options that remain eligible to vest will become immediately vested upon such event.

•

In the event of a Change in Control (as defined in the applicable Long-Term Incentive Plan), the vesting of Hassinger’s PSUs, RSUs and Options shall be governed by the terms of the applicable Hassinger LTI Award and the applicable Long-Term Incentive Plan, except that, for the avoidance of doubt, Section 3.3 of the Hassinger LTI Awards for his RSUs and Section 2.3 of the Hassinger LTI Awards for his Options shall no longer apply.

•

In the event of termination of Hassinger’s Consulting Services and the Consulting Period for Cause pursuant to Section 12 of the Agreement, Hassinger’s PSUs, RSUs and Options that have not vested before the date of termination of Hassinger’s Consulting Services and Consulting Period shall thereupon be forfeited on such date.

B.

Period to Exercise Outstanding Stock Option. The period for Hassinger to exercise his vested Options will continue during the Consulting Period and will end ninety (90) days after termination of the Consulting Period for any reason, but in no event later than each Option’s original expiration date.

C.

Eligible Awards. Set forth below are the numbers of shares and certain other information regarding Hassinger’s RSUs, PSUs and Options which will not be vested on the Retirement Date that will continue to be eligible to vest during the Consulting Period as if Hassinger had remained employed.

Restricted Stock Units

Grant Date	Units Outstanding		Vesting
10/22/18	1,815		3 year ratable
10/31/19	3,884		3 year ratable
10/26/20	4,980		3 year ratable

Performance Stock Units

Grant Date	Units Outstanding (at target)		Vesting
10/22/18	10,890		3 year cliff
10/31/19	11,651		3 year cliff
10/26/20	9,961		3 year cliff

Stock Options

Grant Date	Options Outstanding	Exercise Price	Vesting
10/31/17	19,525	$91.56	4 year ratable
10/22/18	20,232	$91.82	3 year ratable
10/31/19	22,744	$94.41	3 year ratable
10/26/20	17,932	$110.42	3 year ratable